Exhibit 3.1

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

ACCELERATED PHARMA, INC.

Accelerated Pharma, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify that this Second Amended and Restated Certificate of Incorporation has been duly adopted in accordance with Sections 141, 228, 242 and 245 of the DCGL, and does hereby certify as follows:

A.           The name of the Corporation is Accelerated Pharma, Inc.

B.           The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of Delaware on May 12, 2014 and an Amended and Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of Delaware on December 15, 2014 (the “Amended and Restated Certificate of Incorporation”).

C.           This Second Amended and Restated Certificate of Incorporation amends and restates in its entirety the Amended and Restated Certificate of Incorporation.

D.           This Second Amended and Restated Certificate of Incorporation will be effective upon its filing with the Secretary of State of the State of Delaware.

E.           The Certificate of Incorporation of the Corporation upon the filing of this Second Amended and Restated Certificate of Incorporation, shall read it its entirety as follows:

“FIRST: The name of the corporation is Accelerated Pharma, Inc.

SECOND: The address of the Corporation’s registered office in the State of Delaware is 1811 Silverside Road, Wilmington, DE 19810, New Castle County; and the name of the registered agent of the Corporation in the State of Delaware at such address is VCorp Services LLC.

THIRD: The nature of the business and the purposes to be conducted and promoted by the Corporation shall be to engage in any lawful business, to promote any lawful purpose, and to engage in any lawful act or activity for which corporations may be organized under the DGCL.

FOURTH:

1.            Authorized Capital Stock. The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is Fifty Million (50,000,000), of which Forty Five Million (45,000,000) shares shall be common stock, par value of $0.00001 per share (“Common Stock”), and Five Million (5,000,000) shares of preferred stock, par value $0.00001 per share (the “Preferred Stock”).

2.            Stock Split. Without any further action on the part of any stockholders of the Corporation, immediately upon the filing of this Second Amended and Restated Certificate of Incorporation of the Corporation with the Secretary of State of Delaware (the “Split Effective Time”), each one (1) share of issued and outstanding Common Stock shall be split and reconstituted into four and nine tenths (4.9) shares of Common Stock (the “Split”). Each outstanding stock certificate of the Corporation which represented one or more shares of Common Stock shall, immediately as of the Split Effective Time, automatically represent that number of shares of Common Stock equal to the quotient obtained by multiplying (x) the number of shares of stock represented on such certificates by (y) four and nine tenths (4.9).

3.            Common Stock.

(a)          General. All shares of Common Stock shall be identical and shall entitle the holders thereof to the same powers, preferences, qualifications, limitations, privileges and other rights provided under the DGCL. The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights of the holders of the Preferred Stock (when, if and to the extent shares or series of such stock are designated and issued).

(b)          Voting Rights. Each holder of record of Common Stock shall be entitled to one (1) vote for each share of Common Stock standing in such holder’s name on the books of the Corporation. Except as otherwise required by law or by or pursuant to Section (4) of this Article FOURTH, the holders of Common Stock and the holders of Preferred Stock shall vote together as a single class on all matters submitted to stockholders for a vote (including any action by written consent).

(c)          Dividends. Subject to provisions of law and Section (4) of this Article FOURTH, the holders of Common Stock shall be entitled to receive dividends out of funds legally available therefor at such times and in such amounts as the Board of Directors of the Corporation (the “Board of Directors”) may determine in its sole discretion.

(d)          Liquidation. Subject to provisions of law and Section (4) of this Article FOURTH, upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, after the payment or provision for payment of all debts and liabilities of the Corporation and any and all preferential amounts to which the holders of the Preferred Stock are entitled with respect to the distribution of the net assets of the Corporation in liquidation, the holders of Common Stock shall be entitled to share ratably in the remaining net assets of the Corporation available for distribution.

4.            Preferred Stock.

(a)          Issuance of Blank Check Preferred Stock. The Board of Directors is expressly authorized, subject to limitations prescribed by the DGCL and the provisions of this Certificate of Incorporation, to provide by resolution or resolutions from time to time, and by filing a certificate(s) pursuant to the DGCL, for the issuance of shares of Preferred Stock in one or more class or series, to establish the number of shares to be included in each such class or series, and to fix the voting powers (if any), designations, powers, preferences, and relative, participating, optional or other rights, if any, of the shares of each such class or series, and any qualifications, limitations or restrictions of such preferences and rights, including, without limitation, dividend rights, conversion rights, voting rights (if any), redemption privileges and liquidation preferences, as shall be stated and expressed in such resolutions, in each instance as the Board of Directors may determine in its sole discretion and without stockholder approval. Each class or series shall be designated so as to distinguish the shares thereof from the shares of all other classes and series. All shares of a series of Preferred Stock shall have preferences, limitations and relative rights identical with those of other shares of the same series and, except to the extent otherwise specifically provided in the designation and description of the series, with those of other series of the same class.

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(b)          Authority to Establish Variations Between Classes or Series of Preferred Stock. The authority of the Board of Directors with respect to each class, or each series within a class shall include, but not be limited to, determination of the following:

(i)          the distinctive designation of such class or series and the number of shares to constitute such class or series;

(ii)         the rate at which dividends on the shares of such class or series shall be declared and paid, or set aside for payment, whether dividends at the rate so determined shall be cumulative or accruing, and whether the shares of such class or series shall be entitled to any participating or other dividends in addition to dividends at the rate so determined, and if so, on what terms or in what events;

(iii)        the right or obligation, if any, of the Corporation to redeem shares of the particular class or series of Preferred Stock and, if redeemable, the price, terms and manner of such redemption;

(iv)        the special and relative rights and preferences, if any, and the amount or amounts per share, which the shares of such class or series of Preferred Stock shall be entitled to receive, in preference over any or all other class(es) or series, upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation (and distribution of the net assets of the Corporation in connection therewith);

(v)         the terms and conditions, if any, upon which shares of such class or series shall be convertible into, or exchangeable for, shares of capital stock of any other class or series, including the price or prices or the rate or rates of conversion or exchange, the terms and conditions of conversion or exchange, and the terms of adjustment, if any;

(vi)        the obligation, if any, of the Corporation to retire, redeem or purchase shares of such class or series pursuant to a sinking fund or fund of a similar nature or otherwise, and the terms and conditions of such obligation;

(vii)       voting rights, if any, including special, conditional or limited voting rights with respect to any matter, including with respect to the election of directors and matters adversely affecting any class or series of Preferred Stock;

(viii)      limitations, if any, on the issuance of additional shares of such class or series or any shares of any other class or series of Preferred Stock; and

(ix)         such other preferences, limitations or relative rights and privileges thereof as the Board of Directors, acting in accordance with applicable law and this Certificate of Incorporation, may deem advisable and which are not inconsistent with law or with the provisions of this Certificate of Incorporation.

5.            Options, Warrants and Rights.

(a)          The Corporation may issue options, warrants, rights and similar instruments for or related to the purchase of shares of any class or series of capital stock the Corporation. The Board of Directors, in its sole discretion, shall determine the terms and conditions on which the options, warrants, rights or other instruments are issued, their form and content and the consideration for which, and terms and conditions upon which, the shares are to be issued.

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(b)          The terms and conditions of options, warrants, rights and similar instruments to purchase shares of any class or series of capital stock of the Corporation may include, without limitation, restrictions or conditions that preclude or limit the exercise, transfer, receipt or holding of such options, warrants, rights or instruments by any person or persons, including any person or persons owning (beneficially or of record) or offering to acquire a specified number or percentage of the outstanding shares of any class or series, or any transferee or transferees of any such person or persons, or that invalidate or void such options, warrants, rights or instruments held by any such person or persons or any such transferee or transferees.

FIFTH: The Corporation shall have perpetual existence.

SIXTH: For the management of the business, and for the conduct of the affairs, of the Corporation, and in further definition, limitation and regulation of the powers of the Corporation and of its directors and of its stockholders or any class thereof, as the case may be, it is further provided that:

1.           The business of the Corporation shall be conducted by the officers of the Corporation under the supervision of the Board of Directors.

2.           The number of directors which shall constitute the whole Board of Directors shall be fixed by, or in the manner provided in, the Bylaws of the Corporation (as the same may be amended and/or restated from time to time, the “Bylaws”). No election of Directors need be by written ballot and the Board of Directors shall have the power, without the assent or vote of the stockholders, to make, alter, amend, change, add to or repeal the Bylaws.

3.           The Corporation expressly elects not to be governed by Section 203 of the DGCL.

4.           No contract or other transaction between the Corporation and one or more of its directors, or between the Corporation and any other corporation, firm, association or other entity in which one or more of the directors are directors or officers, or are financially interested, shall be either void or voidable because of such relationship or interest or because such director or directors are present at the meeting of the Board of Directors or a committee thereof which authorizes, approves or ratifies such contract or transaction or because his or her votes are counted for such purpose, if:

(a)          The fact of such relationship or interest is disclosed or known to the Board of Directors, or a duly empowered committee thereof, which authorizes, approves or ratifies the contract or transaction by a vote or consent sufficient for such purpose without counting the vote or votes of such interested director or directors; or

(b)          The fact of such relationship or interest is disclosed or known to the stockholders entitled to vote and they authorize, approve or ratify such contract or transaction by vote or written consent; or

(c)          The contract or transaction is fair and reasonable as to the Corporation at the time it is authorized by the Board of Directors, committee or the stockholders.

5.            Common or interested directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or a committee thereof which authorizes, approves or ratifies a contract or transaction described in paragraph (4) of this Article SIXTH.

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6.            A director of the Corporation may transact business, borrow, lend, or otherwise deal or contract with the Corporation to the fullest extent and subject only to the limitations and provisions of the laws of the State of Delaware and the laws of the United States.

7.            The Board of Directors in its discretion may (but shall not be required to) submit any contract or act for approval or ratification at any annual meeting of the stockholders or at any meeting of the stockholders called for the purpose of considering any such act or contract, and any contract or act that shall be approved or be ratified by the vote of the holders of a majority of the stock of the Corporation which is represented in person or by proxy at such meeting and entitled to vote thereat (provided that a lawful quorum of stockholders be there represented in person or by proxy) shall be as valid and binding upon the Corporation and upon all the stockholders as though it had been approved or ratified by every stockholder of the Corporation, whether or not the contract or act would otherwise be open to legal attack because of directors’ interests, or for any other reason.

8.            In addition to the powers and authorities hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation; subject, nevertheless, to the provisions of the statutes of Delaware, of this Certificate of Incorporation, and to any Bylaws from time to time made by the stockholders; provided, however, that no Bylaw so made shall invalidate any prior act of the directors which would have been valid if such Bylaw had not been made.

SEVENTH:

1.            The Corporation, to the full extent permitted by Section 145 of the DGCL, as amended from time to time, shall indemnify all persons whom it may indemnify pursuant thereto. Expenses (including, without limitation, attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit or proceeding for which such officer or director may be entitled to indemnification hereunder shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized hereby. Any repeal or modification of this paragraph (a) of Article SEVENTH by the stockholders of the Corporation or any repeal or modification of the relevant provisions of the DGCL shall not adversely affect any right or protection of a person or entity entitled to indemnification hereunder with respect to events occurring prior to the time of such repeal or modification. For purposes of this paragraph (1) of Article SEVENTH, references to “the Corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, employees, fiduciaries and agents, so that any person or entity who is or was a director, officer, employee, fiduciary or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this paragraph (1) of Article SEVENTH with respect to the resulting or surviving corporation as he, she or it would have with respect to such constituent corporation if its separate existence had continued. The rights to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this paragraph (1) of Article SEVENTH shall not be exclusive of any other right which any person or entity may have or hereafter acquire under any statute, provision of this certificate of incorporation, Bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

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2.            No director shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director. Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law: (i) for breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. No amendment to or repeal of this paragraph (2) of this Article SEVENTH shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

EIGHTH: From time to time any of the provisions of this Certificate of Incorporation may be amended, altered or repealed, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted in the manner and at the time prescribed by said laws, and all rights at any time conferred upon the stockholders of the Corporation by this Certificate of Incorporation are granted subject to the provisions of this Article EIGHTH.

NINTH: Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 291 of the DGCL or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of the DGCL order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.”

IN WITNESS WHEREOF, the undersigned has executed this Second Amended and Restated Certificate of Incorporation this 1st day of December, 2016.

ACCELERATED PHARMA, INC.

By:	/s/ Randy S. Saluck
Name: Randy S. Saluck
Title: Chief Financial Officer

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